                                                                   Exhibit 10.11

NOTE: PORTIONS OF THIS EXHIBIT ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN REDACTED AND ARE MARKED WITH A "[*]" IN PLACE OF THE REDACTED LANGUAGE.




                                 TERRA LIMITED

                                       AND

                      THE ROARING WATER BAY SPIRITS COMPANY
                                     LIMITED

                         BOTTLING AND SERVICES AGREEMENT

                                  Terra Limited
                                 Institute Road
                                   Bailieboro
                                    Co Cavan

THIS AGREEMENT is made the 1st day of September 2002

BETWEEN:

(1) The Roaring Water Bay Spirits Company Limited, having its registered office at 4 Herbert Place, Dublin 2 ("the Company"); and

(2) Terra Limited, having its registered office at Institute Road, Bailieborough, County Cavan ("Terra")

WHEREAS:

(A) The Company is involved in the business of manufacturing, producing, marketing, distributing, and selling branded whiskey, vodka, and other spirit based products.

(B) Terra, pursuant to a Bottling and Services Agreement dated 19th day of January 1998 ("the Original Agreement") has been providing certain bottling and other services to the Company as provided in the Original Agreement.

(C) Terra and the Company have agreed to enter into this Agreement in substitution for the Original Agreement.

NOW THEREFORE IN CONSIDERATION OF THE PAYMENTS AND COVENANTS HEREINAFTER CONTAINED IT IS HEREBY AGREED AS FOLLOWS:

1.   DURATION

     This Agreement will commence with effect from September 1st 2002 and, subject as hereinafter appearing, will continue for a period of three and a half (3.5) years until 28th February 2005 and thereafter as may be agreed between the parties.

2.   SERVICES

     Terra shall, utilizing the equipment in Appendix 1, provide the bottling and other services described in Appendix 1 and elsewhere in this Agreement ("the Services") to the Company. The Company shall exclusively retain Terra to provide bottling and other requirements of the Company for all Vodka,

     Whiskey and Gin permutations in conjunction with, but limited to Appendix
     2.

3.   PRICING/INVOICING

     The pricing shall be as outlined in Appendix 2. Prices will be adjusted in line with the Irish Consumer Price Index (CPI) every March 1st up to a maximum of 3.5%. Both parties will use their best endeavors to agree pricing on future new product configurations on a product by product basis. Terra will invoice the Company monthly and payment will be made by the Company within 60 days from the date of invoice.

4.   DISCOUNT

     With effect from March 1st, 2003, under this agreement an annual 3.5% discount will apply in respect of the increase in bottling fees billed by Terra over those billed in the immediately preceding year. The credit note relating to this discount will be submitted to the Company by April in each year, commencing in April 2004. This discount excludes bottling fees billed in respect of new product configurations.

5.   COMPANY ORDERS

     All orders from the Company to Terra, to be valid, must be received by Terra in writing, duly signed by the Company or a duly authorized representative of the Company.

6.   ORDER ACKNOWLEDGEMENT

     Each order received by Terra from the Company will be acknowledged to the Company by fax, post or e-mail by Terra within one working day of receipt by Terra of the order.

7.   CHANGE PARTS/NON-STANDARD EQUIPMENT

     The Company will be responsible for the purchasing of the required change parts, which are necessary and exclusive to the Company in order for Terra to carry out the services. Where parts are deemed not exclusive to the Company a cost sharing arrangement will be agreed. It is agreed that Terra will obtain a purchase order form from the Company before proceeding with any Purchase of change parts on its behalf.

8.   PRODUCT SPECIFICATION

     All bottling specifications will be supplied in writing to Terra by the Company and are subject to agreement between Terra and the Company. No changes will be made to the agreed bottling specifications without the prior written consent of the Company and Terra.

9.   MATERIALS PROCUREMENT

     Terra will be responsible for materials call off necessary for the provision of the Services. Procurement shall be effected in the name and at the cost of the Company. To permit Terra to call off such materials in a timely and efficient manner, orders for product by the Company will be required on a three (3) month rolling basis to allow for supplier lead tines in the delivery of materials. Terra will endeavor to call off raw materials subject to a pre-agreed call off plan.

     Supplies of materials for the Company's products will only be purchased from approved suppliers of the Company.

     Minimum and maximum stock holding levels will be agreed between the Company and Terra. Stocks will be continually monitored by the Company and Terra against sales to avoid obsolescence. Terra will not be accountable for obsolete stocks.

     Minimum and maximum order quantities will also be agreed between Terra and the Company to achieve economies of scale in purchasing.

     The limited warehousing capacity of Terra is acknowledged. Where additional storage space to warehouse the stock of the Company is necessary, the Company will reimburse Terra on a pre-agreed basis.

10.  INWARDS QUALITY INSPECTION

     Terra will be responsible for maintaining quality standards to be agreed between Terra and the Company. Materials supplied to Terra will be inspected in accordance with such standards. A certificate of conformance will be supplied by the company for all raw material items confirming that the raw materials conform to the agreed quality standards. The Company will be required to sign off on all proposed new packaging and ensure that a new certificate of conformance is supplied. Notwithstanding the foregoing, any changes in the specification of raw materials must be agreed with Terra before being proceeded with. Terra must notify the Company on a timely basis of all quality issues. All raw material received must be signed in as "unchecked for quality and quantity".

11.  QUALITY

     Terra will be responsible for bottling the Company's products and providing the other Services in accordance with the specifications agreed between Terra and the Company. Testing of the Company's products shall be carried out in accordance with the principles set out in Appendix 3.

     Where specialized tests or testing equipment are required for materials or products, the Company will provide Terra with written instructions on these test procedures. Any costs incurred in testing, in accordance with Appendix 3, and any additional costs incurred in specialized testing will be charged separately to the Company.

12.  STEWARDSHIP OF MATERIALS ON SITE

     Packaging and finished products will be stored by Terra at ambient temperatures in pallet stacks, in the store area at the Terra premises at Bailieborough, Co. Cavan ("Premises"). All storage areas will be kept neat and tidy and will be reviewed during hygiene audits.

     For materials requiring specialized storage, the Company will provide Terra with written instructions on the correct handling and storage of such materials. Where additional costs are incurred in specialized storage, these costs will be charged separately to the Company.

     All of the Company's products on the Premises from time to time will be under Terra's Customs and Excise bond.

     It is anticipated that stocks of the Company's products on Terra's premises will be kept to a minimum.

13.  MATERIALS USAGE TOLERANCES

     The levels of losses of materials during bottling should not exceed 1% of the standard usage of materials in each year. This factor will be reviewed by the Company on a batch basis and Terra must ensure that wastage reports are prepared on a batch basis. Terra will also endeavor to explain any wastage over this level and the company will give special consideration to the wastage of alcohol and small run sizes.

14.  CUSTOMS AND EXCISE

     Management of the day-to-day relationship with Customs and Excise representatives on the Premises will be the responsibility of Terra, and Terra shall have the responsibility of notifying the Company in good time, of any duty or tax payable by the Company to Customs and Excise in respect of the Company's products on the Premises. The Company acknowledges that duty is payable by the Company to Terra within a week of being invoiced at the end of the month if the products which are removed from the Terra bonded warehouse are not traveling under bond.

15.  STOCK CONTROL

     Terra with maintain detailed stock records of the Company's stock in a format reasonably required by the Company, and will make these records available to the Company in a timely and efficient manner.

16.  STOCK OBSOLESCENCE

     Terra will use all reasonable endeavors to minimize stock obsolescence.

     Materials called off against the Company's sales projections that are subsequently not used due to revisions in the sales projections are the responsibility of the Company.

     Finished goods produced against the Company's sales projections which subsequently become obsolete, are the responsibility of the Company.

17.  SHIPPING/TRANSPORT

     Shipping administration will be carried out by Terra for and on behalf of the Company.

     All shipping and transport costs will be the responsibility of the Company.

18.  INSURANCE

     Alcohol on the Terra site will come under the Terra customs bond. All other insurance including, without limitation, product, packaging, public/products liability and marine will be the responsibility of the Company. The interest of Terra must be noted on all the Company's insurance policies as sole loss payee in claims involving or including Customs and Excise duty payable.

19.  CUSTOMER SERVICE

     Those aspects of customer service being invoicing, shipping and customer queries relating to invoicing and shipping of the Company's products will be dealt with by Terra. Costs resulting from errors made by Terra in shipping will be met by Terra.

20.  RESEARCH AND DEVELOPMENT

     Terra will assist in the development of products and use all its expertise in the launch and marketing of new products.

     The Terra facilities will be made available to the Company in areas of research, and use of Terra's pilot plant facilities will also be made available in each case at costs to be agreed.

21.  PROJECT MANAGEMENT

     Terra will provide assistance in connection with logistics and project management to include:

     -    Sourcing Materials

     -    Agreeing standards and specifications with suppliers

     -    Supplier contracts and pricing

     - Assisting in label approval with legal authorities such as, without limitation, BATF etc.

     - In all areas of research and development and project management, final approval and sign off will be by a director or other authorized signatory of the Company.

22.  ACCESS TO SITE

     With reasonable notice, Terra will make available for inspection/review, its facilities at the Premises to the Company and its customers.

23.  CREAM LIQUEUR PRODUCTS AND NON-COMPLETE

     (i) The Company acknowledges that Terra is prohibited from and shall not be required to perform any services whatsoever, relating directly or indirectly to the business of the manufacture, processing, production, bottling, sale or distribution of any Cream Liqueur Products and, accordingly, Terra will not, and will not be required by the Company to, provide any such services hereunder. "Cream Liqueur Products" means alcohol beverages that contain alcohol and dairy, or alternative fats, which in combination with sweetening and sugars are intended to compete with, or replicate existing cream or fat based alcoholic beverages.

     (ii) Without prejudice to the foregoing, Terra shall not during the period of this Agreement, do any of the following, without the prior consent of the Company

          (a) Either solely or jointly, with or on behalf of any person, directly or indirectly, carry on or be engaged or interested (except as a holder for investment purposes of securities dealt with on a recognized stock exchange) in any business in Ireland which competes either directly or indirectly, with the business of the Company, in so far as it relates to the development, manufacture or supply of vodka or whiskey.

          (b) Solicit the custom of any person in Ireland, who is, or has been at any time during the period of this Agreement, a customer of the Company for the purposes of offering to such customer, vodka or whiskey which compete directly or indirectly with those manufactured and/or supplied by the Company

          (c) Solicit or entice away, or endeavor to solicit or entice away any director or employee of the Company.

     PROVIDED HOWEVER that nothing herein will preclude or restrict Terra from providing any production, bottling, labeling or ancillary services to any person or continuing with its investment in, and services to Gaelic Heritage Corporation Limited, so long as Gaelic Heritage Corporation Limited is not involved in the manufacture of Irish branded vodka or whiskey.

24.  TERMINATION

24.1 Either party shall be entitled forthwith to terminate this agreement by written notice to the other if:

24.1.1 that other party commits any continuing or material breach of any of the provisions of this Agreement and, in the case of such a breach, which is capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied

24.1.2 an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order

24.1.3 that other party goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganization, and in such manner that the company resulting from the reorganization effectively agrees to be bound by or assume the obligations imposed on that other party under this agreement)

24.1.4 an examiner is appointed to that other party under Section 2 of the Companies (Amendment) Act 1990; or

24.1.5 that other party ceases, or threatens to cease, to carry on business.

25.  INFRINGEMENT

     The Company shall indemnify and keep indemnified Terra against all damages, penalties, costs and expenses to which Terra may become liable as a result of work done or the supply of goods in accordance with the Company's requirements, which involves the infringement of any letters patent, registered design, copyright, trademark, or trade name, or other rights of confidentiality or industrial, commercial, or intellectual property.

26.  NATURE OF AGREEMENT

26.1 This Agreement is personal to the parties, and neither of them may, without the written consent of the other, assign, mortgage, charge (otherwise than by floating charge) or dispose of any of its rights hereunder, or sub-contract or otherwise delegate any of its obligations under this Agreement.

26.2 Nothing in this Agreement shall create, or be deemed to create, a partnership between the parties.

26.3 This Agreement contains the entire agreement between the parties with respect to its subject matter, supersedes all previous agreements and understandings between the parties, and may not be modified except by an instrument in writing signed by the duly authorized representatives of the parties.

26.4 If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the affected provisions shall continue to be valid.

26.5 This Agreement shall be governed and construed in all respects in accordance with the laws of Ireland.

27.  FORCE MAJEURE

27.1 If either party is affected by Force Majeure, it shall promptly notify the other party of the nature and extent of the circumstances in question.

27.2 Notwithstanding any provisions of this Agreement, neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance, or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly.

27.3 If at any time Terra claims Force Majeure in respect of its obligations under this Agreement with regard to the supply of Services, the Company shall be entitled to obtain from any other person such quantity of the Services as Terra is unable to supply

28.  NOTICES

     Any notices to be given under this Agreement shall be either delivered personally or sent by fax. The address of personal service of each party is its registered office. A notice is deemed to be served as follows:

          (a)  if personally delivered, at the time of delivery;

          (b) if sent by fax, at 12 noon on the first business day after transmission, provided always that an acknowledgement of such transmission has been received.

29.  WARRANTIES AND LIABILITY

29.1 Terra warrants to the Company that the provision of the Services in accordance with the terms of this Agreement:

     (i) will be of satisfactory quality (within the meaning of the Sale of Goods Act 1893, and the Sale of Goods and Supply of Services Act 1980, as amended);

     (ii) will be free from defects in design, material and workmanship;

     (iii) will correspond with any specification agreed between the Company and Terra; and

     (iv) will comply with all statutory requirements and regulations relating to the provision of the Services.

29.2 Without prejudice to any other remedy, if any of the Services are not provided in accordance with this Agreement, then the Company shall be entitled:

     (i) to require Terra to make good the failure to supply the Services in accordance with this Agreement within 14 days; or

     (ii) at the Company's sole option, require the repayment of any part of the price which has been paid in respect of such Services.

29.3 Terra shall indemnify and keep indemnified the Company in full against all liability, loss, damages, costs and expenses (including legal expenses) awarded against or incurred or paid by the Company, as a result of or in connection with breach of any warranty given by Terra in this clause 29.

29.4 The procedures described in Appendix 3 shall be employed by the parties in order to facilitate the ascertainment of responsibility for any defect in the products or any failure to comply with the Services.

30.  ARBITRATION

     In the event that there shall be any dispute between the parties hereto in relation to this Agreement, then either party may serve notice on the other specifying the nature of the dispute and if such dispute is not settled within 60 days from the date of the service of such notice, then either party may serve on the other, a notice requiring the matter to be submitted to arbitration. The arbitrator shall be agreed by the parties within 30 days of the date of such notice and failing such agreement, the arbitrator shall be determined by the President for the time being of the Institute of Chartered Accountants. The decision of such arbitrator as to the dispute shall be final and binding on the parties, and the provisions of the Arbitration Acts 1954 and 1980 (as amended) shall apply to such arbitration.

AS WITNESS the hands of the parties hereto (by authorized signatories)


/s/ Philip O'Shea
-------------------------------------

SIGNED by or on behalf of
TERRA in the presence of: - /s/ Patsy McKevitt
                            ----------------------------


/s/ Niall McQuillan
-------------------------------------
2/9/2002

SIGNED by or on behalf of
the Company in the presence of: - /s/ Patrick Rigney
                                  ----------------------

                                   APPENDIX 1

                           EQUIPMENT AND THE SERVICES

                                    EQUIPMENT

The standard bottling equipment of Terra consists of air blowing, filling, ropp capping, front and back labeling, bottom stapling outer case, taping outer case, semi-automatic pallet shrink wrapping, bottle coding, case coding and case weighing.

SERVICES

1.   Intake and Storage (limited) of all raw materials required by the Company

2.   Storage of final product at bottling strength

3. Sampling, testing, final approval of bulk and finished product as per this Agreement. On-line QC checks.

4.   Final filtering, filling, capping and labeling of bottles.

5. Packing into final cases, taping, weighing, coding, palletising of final cases and pallet wrapping facilities (optional).

6.   Storage in warehouse for a period, loading and shipping administration

7.   Record keeping of packaging and finished products.

                                   Appendix 3

                         PROCESS PROCEDURE FOR CUSTOMERS

1. Bulk spirit, on ordering is produced to the Company's specifications from the supplier, Carbery Milk Products.

2. On arrival from Carbery, the product is accompanied by a Certificate of Conformance and weighed to ensure that the correct volume has been received. Terra and the Company retain samples of 250ml, and a sample is lifted for Carbery.

3.   The spirit is then transferred to the Company's premises.

4. Manufacturing of Vodka commences by transferring the quantity of spirit delivered to a product dilution tank.

5.   This product is diluted with de-ionised water to 55% v/v.

6. The Product is then manufactured by pumping the 55% v/v spirit through a final clarifying filter to the final bottling product tank.

7. The manufactured product in the bottling tank is then diluted with de-ionised water to the desired bottling strength as per specification. Five samples of final product are taken, two samples for Terra, one for retaining and one for testing, two samples for Carbery, one for retaining and one for testing.

8. All samples following manufacture, including the bulk spirit samples, are sent to Carbery the day after production.

9. The manufactured product is jointly approved by both Terra and Carbery within three days. If there are any issues regarding the samples, a joint decision between all parties will be decided upon. The Company retains one sample. The procedures in this paragraph shall be reviewed by all the parties, on an annual basis. The cost of any additional testing will be borne by the Company.

10.  The approved product is transferred by Terra.

11. The product is filtered to bottling line and bottled to the required specification. Two samples are retained from the bottling line, one for the Company and one for Terra.

12. Once bottling is completed and approved by Terra, the product is then released to meet the Company's order.

                                   APPENDIX 2

                                                PRICES
PRODUCT BOTTLING PRICES 2002                      NOW     PRICES
ROARING WATER BAY                                 LIR       NOW
----------------------------                   --------   ------
Boru - 700ml x 12 37.5%                            *        *
Odessa/Value Vodka - 700ml x 12 37.5%                       *
Boru - 700ml x 12 37.5% Orange                     *        *
Boru - 700ml x 6 Germany 37.5%                     *        *
Boru - 700ml x 12 45%                              *        *
Boru - 750ml x 12 40%                              *        *
Boru - 750ml x 12 40% Citrus                       *        *
Boru - 750ml x 12 40% Orange                       *        *
Boru - 1000ml x 12 37.5%                           *        *
Odessa/Value Vodka - 1000ml x 12 37.5%                      *
Boru - 1000ml x 12 40% ORANGE                      *        *
Boru - 1000ml x 12 40% GE                          *        *
Boru - 1000ml x 12 40% USA                         *        *
Boru - 1000ml x 12 50%                             *        *
Boru - 1000ml x 15 40%                             *        *
Boru - 1000ml x 15 40% CITRUS                      *        *
Boru - 1000ml x 15 40% ORANGE                      *        *
Boru - 1500ml x 6 37.5%                            *        *
Boru 3 Litre x 4 37.5%                             *        *
Boru Miniture Trinity X 72 (40.0%)                 *        *
Boru Naggin 200ml x 24 37.5%                       *        *
Odessa/Value Vodka - Naggin 200ml x 24 37.5%                *
Boru Naggin 350ml x 24 37.5%                       *        *
Odessa/Value Vodka - Naggin 350ml x 24 37.5%                *
Boru Tops x 24 40%                                 *        *
Boru Trinity Vodka 3 Pk - 200MLx3x6 40%            *        *
Boru Vodka 1.75 LitreX6 (40.0%)                    *        *
Boru mins x 72 40%                                 *        *
Boru mins x 72 40% - Citrus                        *        *
Boru mins x 72 40% - Orange                        *        *
Boru Vodka 50ml x 120 (40%) Orange                 *        *
BoruMiniature Pets x 120 40%                       *        *
Clontarf - 700/750ml x 6 40/43%                    *        *
Clontarf Trinity Whiskey - 600MLx6 40%             *        *
Clontarf Trinity Whiskey - 600MLx6 43%             *        *
Clontarf Whiskey - 1 LitreX6                       *        *
Clontarf Whiskey MINI Trinity X72 40%              *        *

Note 1: The above prices exclude consumables

Note 2: The Odessa/Value Vodka prices above include processing

Note 3: Prices will be increased in line with the Irish CPI every March 1st by the % change in this index over the preceeding year.


                                       14